Exhibit 10.1

EXECUTION COPY

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made as of this 13th day of November, 2015 by and between TiVo, Inc., a Delaware corporation (“Company”), and Thomas S. Rogers, an individual (“Executive”).  The terms “Party” or “Parties” shall be used to refer to the Company and/or Executive.  Capitalized terms not defined herein shall have the meaning ascribed in the Employment Agreement (defined below).

WHEREAS, the Company and Executive are parties to that certain employment agreement dated July 1, 2005, which was amended and restated effective as of March 21, 2007, September 16, 2008, February 1, 2010 and September 13, 2012, with the fourth and final amended and restated agreement on September 13, 2012 constituting the “Employment Agreement,” pursuant to which Executive served as Chief Executive Officer (“CEO”), President (“President”) and a member of the Board of Directors (the “Board”) of the Company;

WHEREAS, Executive will relinquish his positions as CEO and President, effective as of the Resignation Date (as defined below), and desires to assist in the transition of those positions to his successor; and

WHEREAS, on the Resignation Date, Executive shall be appointed to the non-officer role of Chairman of the Board, the role of which is set forth in Exhibit 1 attached hereto.

NOW, THEREFORE, for and in consideration of the promises and the consideration more fully set forth herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and Executive mutually agree as follows:

1.           Resignation From of Employment/ Appointment as Chairman of the Board.  The Company and Executive acknowledge and agree that, effective as of the Resignation Date (as defined in Section 2), Executive shall resign from his positions as CEO and President and from all officer positions held with the Company or any subsidiary or affiliate controlled by the Company (collectively, the “Affiliates”), and the Company shall accept such resignation.  Nothing in this Agreement shall limit the Company’s right to terminate Executive’s employment as set forth in the Employment Agreement or Executive’s continued service as a member of the Board for the balance of his term expiring in 2017.  Effective upon the Resignation Date, Executive shall be appointed to the non-officer role of Chairman of the Board.  Executive will receive (a) standard Board fees as consideration for his service as a member of the Board and (b) fees as consideration for his service as Chairman of the Board as determined by the

Compensation Committee of the Board in its discretion.   Commencing on the Resignation Date, Executive will be subject to the same policies regarding reimbursable expenses and otherwise as other non-employee members of the Board.   Executive further acknowledges and agrees that he shall no longer be an employee or officer with the Company after the Resignation Date or any such earlier date if Executive resigns or the Company terminates Executive’s employment before the Resignation Date.

2.           Resignation Date.  The “Resignation Date” shall be defined as the earliest of (a) January 31, 2016, (b) the date upon which the Company appoints a “Successor” (as defined in this Section 2) or (c) the date upon which Executive’s employment is terminated by the Company without Cause (as defined below), or Executive resigns for Good Reason (as defined in the Employment Agreement). A “Successor” is defined as any individual whom the Board appoints to serve (on a permanent basis or otherwise) as President and/or CEO of the Company, regardless of whether such individual serves as President and/or CEO of the Company.

3.           Termination Payments and Benefits.

(a)           Following the Resignation Date, Executive shall be paid his fully earned but unpaid base salary, when due, through the Resignation Date at the rate in effect at the time of this Agreement, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company in effect at the time such payments are due (including, without limitation, all accrued and unused vacation), as provided for in Section 5(c)(i)(A) of the Employment Agreement and in accordance with the terms thereof.  In addition, in accordance with Section 5(g) of the Employment Agreement, the Company shall use its best efforts to transfer, assign or cause Executive to assume the Company’s lease or sublease with respect to Executive’s New York, New York office, at Executive’s expense.  Further, (i) Executive may retain personal electronic devices to the extent such devices do not contain Confidential Information that Executive is not permitted to retain and (ii) may solicit for employment, and employ, Executive’s administrative assistant currently employed by the Company, which shall not be deemed to violate this Agreement, the Employment Agreement or any other agreement by and between the Company and Executive.

(b)           Provided that Executive executes and does not timely revoke the release of claims attached hereto as Exhibit 2 (such release, the “General Release”) in accordance with Section 11 of this Agreement following the Resignation Date, Executive’s termination will be treated as a termination of employment under Section 5(c)(i) of the Employment Agreement, and, subject to the payment procedures and schedules identified in Section 5(c)(i) of the Employment Agreement, Executive shall receive the following compensation and benefits (the “Resignation Benefits”):

(i)	$2,300,000, as provided for in Section 5(c)(i)(B) of the Employment Agreement;

(ii)	Continued health and welfare coverage for up to twenty-four (24) months following the Resignation Date, as provided for in Section 5(c)(i)(C) of the Employment Agreement;

(iii)	Accelerated vesting of all stock awards outstanding on the date hereof (including performance based awards); and

(iv)
$2,300,000 and an additional pro-rated bonus (which the Parties agree will be 100% if the Resignation Date is January 31, 2016) upon attainment of the applicable performance criteria, as provided for in Section 5(c)(i)(F) of the Employment Agreement.

On or before the Resignation Date, the Company will provide Executive with a detailed schedule of the Resignation Benefits for Executive’s review and comment.  For the avoidance of doubt, Executive will not be entitled to the Resignation Benefits if, and only if, Executive resigns without Good Reason, Executive’s employment with the Company is terminated by the Company for Cause or Disability (as defined in the Employment Agreement) on or before the Resignation Date, or Executive receives any payments or benefits provided for in Section 4(ii) of the Third Amended and Restated Change of Control Agreement (the “CIC Agreement”) that are made in anticipation of or otherwise in connection with the signing or closing of a transaction that would constitute a Change in Control (as defined in the CIC Agreement).  For this purpose, “Cause” shall be limited to the meaning set forth in prongs (ii), (iii) and (iv) of the definition of “Cause” in the Employment Agreement.  The Company is not aware on the date hereof of the existence of any event that would constitute “Cause”.  Executive’s receipt of any payments or benefits provided for in this Section 3(b) shall preclude Executive from receiving any payments or benefits provided for in Section 4(ii) of the CIC Agreement that are made in anticipation of or otherwise in connection with a Change in Control.

4.           Taxes.  Any amounts to be paid to Executive pursuant to this Agreement shall be considered wages, and the Company will withhold and deduct all applicable federal, state and local taxes required by law.

5.           Non-Disparagement.  During the four (4) year period following the Resignation Date, Executive agrees not to make any (a) public statement that is intended to or could reasonably be expected to disparage the Company, its subsidiaries, affiliates, or its current or former officers, directors and employees or (b) internal statements inconsistent with the public characterization of the transactions described herein.  During the four (4) year period following the Resignation Date, the Company agrees that it shall not, and it shall direct each director of the Company and executive officer of the Company not to, make any (a) public statement that is intended to or could reasonably be expected to disparage Executive or (b) internal statements inconsistent with the public characterization of the transactions described herein.  Notwithstanding the foregoing, nothing in this Section shall prevent any person from (i) responding publicly to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such public statement, (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information or (iii) making internal statements in the ordinary course of discharging his or her duties or responsibilities for the Company and its Affiliates.

6.           Employment Agreement; Survival of Certain Provisions.

(a)           The Parties agree that the Employment Agreement shall remain in full force and effect until the Resignation Date or any such earlier date if Executive resigns without Good Reason or the Company terminates Executive’s employment for Cause before the Resignation Date.

(b)           After the Resignation Date or any such earlier date if Executive resigns without Good Reason or the Company terminates Executive’s employment for Cause before the Resignation Date, the Employment Agreement shall be terminated, except for Sections 5(g) (Return of the Company’s Property), 6 (Certain Covenants), 8 (Arbitration, Dispute Resolution, Etc.) thereof and the Company’s obligation to pay accrued compensation and unpaid expenses in accordance with the terms of the Employment Agreement, which are hereby incorporated and made a part of this Agreement by this reference.  Executive acknowledges that the provisions of Sections 5(g), 6 and 8 of the Employment Agreement shall survive the termination of the Employment Agreement and cessation of Executive’s employment with the Company.

7.           No Additional Obligations.  The Company shall not be obligated to pay any other sums to Executive or to provide any other benefits to Executive after the date of this Agreement, except Executive’s compensation as a member of the Board and as Chairman of the Board which shall be determined from time to time by the Compensation Committee of the Board, Executive’s vested rights to benefits under any non-equity employee benefit plan of the Company or as otherwise specifically set forth in this Agreement.

8.           Full Consideration.  The parties acknowledge that good and valuable consideration supports this Agreement.

9.           Cooperation.  Subject to Executive’s personal and professional schedule, Executive agrees that he shall continue to reasonably cooperate with the Company concerning reasonable requests for information about the business of the Company or any of its Affiliates or Executive’s involvement and participation therein; the defense, prosecution, or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its Affiliates which relate to events or occurrences that transpired while Executive was employed by any the Company; and in connection with any audit, investigation or review by any federal, state, or local regulatory, quasi-regulatory, or self-governing authority, or any internal investigation, relating to such events or occurrences.  Executive’s cooperation shall include, but not be limited to, being reasonably available to meet and speak with officers and employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents including declarations, testifying in connection with any and all legal proceedings at the request of the Company and without the need for a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing.  The Company will reimburse Executive for all reasonable and documented out-of-pocket expenses, including travel, hotel, and meal or similar expenses, incurred in accordance with policies applicable to senior executives of the Company in connection with providing his cooperation under this Section 9.  In addition, the Parties shall reasonably cooperate in formulating all press releases and internal communications regarding the matters described in this Agreement, all of which shall be consistent with this Agreement.  In connection with this Agreement, the Company will issue a press release, FAQ, letter to Company employees and Form 8-K in the forms attached hereto as Exhibits 3 through 6, each of which are mutually acceptable in substantially that form.

10.           Section 409A of the Internal Revenue Code.  Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and becomes payable by reason of Executive’s resignation of employment with each Employer will be made to Executive unless Executive’s resignation of employment constitutes a “separation from service” (as the term is defined in Treasury Regulations issued under Section 409A of the Code).  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Section 409A of the Code.  In furtherance of this intent, the Agreement shall be interpreted, operated, and administered, and payments hereunder reported, in a manner consistent with these intentions.  To the extent that any reimbursable expenses hereunder are deemed to constitute compensation to Executive, such expenses shall be paid or reimbursed promptly, but not later than by December 31 of the year following the year in which such expenses were incurred.  The amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

11.           General Release and Waiver. As a condition to the effectiveness of this Agreement, Executive shall execute and return the General Release on or before November 13, 2015 at 5 p.m. PST.  In addition, as a condition to Executive’s receipt of the Resignation Benefits shall re-

execute the General Release on or no later than fifty (50) days following the Resignation Date (and not timely revoke such re-execution).

12.           No Further Claims by Executive. Executive represents and covenants that he has not filed, initiated or caused to be filed or initiated, any claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the Company Releasees identified in Exhibit 2. The Parties acknowledge that this Agreement will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency), provided, however, that Executive acknowledges and agrees that any claims by Executive, or brought on his behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred by the General Release.

13.           No Assignment of Claims.  Executive represents and warrants that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any claim which he may have against any of the Parties released herein.

14.           Remedies in Event of Breach.  In the event of a breach by either Party of the terms of this Agreement, the other Party shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of the Agreement and to enjoin the breaching Party from any further violation of the Agreement and, subject to the first sentence of this Section 14, to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law.  Each Party acknowledges, however, that the remedies at law for any breach of the provisions of the Agreement may be inadequate and that the non-breaching Party shall therefore be entitled to injunctive relief in the event of breach.

15.           No Admissions.  Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of Executive or the Company or any of the Company Releasees, nor shall be admissible as evidence in any proceeding other than for the enforcement of this Agreement.

16.           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parties to this Agreement, and each of them.

17.           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws rules.

18.           Severability.  If any provision of this Agreement shall be held invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.  In the event that any covenant contained herein is not enforceable in accordance with its terms, Executive and the Company agree that such provision shall be reformed to make it enforceable in a manner that provides as nearly as possible the result intended by this Agreement.

19.           Entire Agreement.  This Agreement, the Employment Agreement (to the extent in effect and, thereafter, as to those provisions that survive its termination), the terms of equity awards previously granted to Executive and the General Release contain the entire agreement between Parties, and shall be considered and understood to be a contractual commitment and not a mere recital.  No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any Party to this Agreement, except as specifically set forth in this Agreement.  This Agreement, the Employment Agreement, the terms of equity awards previously granted to Executive and the General Release supersede any and all prior and contemporaneous agreements, term sheets, negotiations and understandings, whether written or oral, pertaining to the subject matter hereof.

20.           Modifications.  No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any Party to this Agreement unless made in writing and signed by such Party or by a duly authorized officer or agent of such Party.  In the case of the Company, any such writing shall bind the Company only if approved by the Board.

21.           Negotiated Agreement.  The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the Parties.  This Agreement shall not be construed against the Party preparing the same.  This Agreement shall be construed without regard to the identity of the person who drafted such and shall be construed as if the Parties had jointly prepared this Agreement.  Any uncertainty or ambiguity shall not be interpreted against any one Party.

22.           Section Headings.  The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not considered in interpreting or to be part of the terms of this Agreement.

23.           Voluntary Agreement.  EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THOSE SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.  EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS SIGNED THIS AGREEMENT AS HIS OWN AND VOLUNTARY ACT, THAT HE ACKNOWLEDGES THAT THIS IS AN IMPORTANT AND BINDING LEGAL CONTRACT THAT HAS BEEN REVIEWED BY COUNSEL OF EXECUTIVE’S CHOICE, AND THAT THIS AGREEMENT HAS BEEN FREELY AND FAIRLY NEGOTIATED BY THE PARTIES HERETO.

24.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one instrument.

25.           Notices.  All notices, requests and other communications to any Party under this Agreement shall be in writing and sent by personal delivery or overnight courier to the address provided below:

(a)           If to the Company:

TiVo, Inc. 2160 Gold Street P.O. Box 2160 Alviso, California 95002-2160 Attention: Secretary

With a copy to:

Thomas J. Ivey Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301 Email: thomas.ivey@skadden.com

And

Joseph M. Yaffe Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301 Email: joseph.yaffe@skadden.com

(b)           If to Executive:

Thomas S. Rogers, at the most recent address on file with the Company or such other address as may be provided by Executive in accordance with this Section 25.

Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereby execute this Agreement as of the first date set forth below.

THOMAS S. ROGERS

DATED: November 13, 2015	/s/ Thomas S. Rogers

TIVO, INC.

DATED: November 13, 2015	By:	/s/ Daniel Moloney
	Name:	Daniel Moloney
	Title:	Lead Independent Director

EXHIBIT 2
GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this 13th day of November, 2015, between Thomas S. Rogers (“Executive”), and TiVo Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Fourth Amended and Restated Employment Agreement dated as of September 13, 2012 (the “Employment Agreement”);

WHEREAS, pursuant to the Transition Agreement dated November 13, 2015 (the “Transition Agreement”), Executive shall resign from his positions as Chief Executive Officer (“CEO”) and President (“President”) of the Company, effective upon the Resignation Date (defined herein); and

WHEREAS, Executive shall continue to serve as a member of the Board of Directors (the “Board”) through the balance of his term in 2017 and, effective upon the Resignation Date, Executive shall be appointed to the non-officer role of Chairman of the Board, the role of which shall be specified in Exhibit 1 attached hereto.

NOW, THEREFORE, in consideration of, and subject to, the payments and benefits to be made available to Executive, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.        Resignation From Positions as Officer and Employment/Appointment as Chairman of the Board.  As set forth in the Transition Agreement,   Executive will resign as CEO and President upon the “Resignation Date,” which is defined as the earliest of (a) January 31, 2016, (b) the date upon which the Company appoints a “Successor” (defined herein) or (c) the date upon which Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason (as such terms are defined in the Employment Agreement).  A “Successor” is defined as any individual whom the Board appoints (whether on a permanent basis or otherwise) to serve as President and/or CEO of the Company.  In addition, effective upon the Resignation Date, Executive shall be appointed to the non-officer role of Chairman of the Board.

2.        Payments and Benefits. If Executive does not execute this Release on or before November 13, 2015 at 5 p.m. PST or revokes this Release before it becomes irrevocable, the Transition

Agreement will be terminated and rendered null and void. In addition, provided that Executive re-executes this Release on or within fifty (50) days after the Resignation Date and does not timely revoke his consent on or within seven (7) days of such re-execution, Executive shall receive payments, severance benefits and benefits as described in Section 3(b) of the Transition Agreement. Executive shall not be entitled to any further compensation or benefits under Section 4 of the Employment Agreement or any payments or benefits provided for in Section 3(b) of the Transition Agreement if, and only if, Executive resigns without Good Reason, or Executive’s employment with the Company is terminated by the Company for Cause or Disability (as defined in the Employment Agreement) on or before the Resignation Date or Executive receives any payments or benefits provided for in Section 4(ii) of the Third Amended and Restated Change of Control Agreement (the “CIC Agreement”) that are made in anticipation of or otherwise in connection with the signing or closing of a transaction that would constitute a Change in Control (as defined in the CIC Agreement).  Executive’s receipt of any payments or benefits provided for in Section 3(b) of the Transition Agreement shall preclude Executive from receiving any payments or benefits provided for in Section 4(ii) of the CIC Agreement that are made in anticipation of or otherwise in connection with a Change in Control.

3.        General Release of Claims by Executive.

(a)        In consideration of the Company’s covenants in the Transition Agreement, and contingent upon the Company making the payments and providing the benefits set forth in Section 3(b) of the Transition Agreement, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 USC Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; the Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; The Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.  For the avoidance of doubt, this General Release will be terminated and rendered null and void if the Company does not fully pay and/or provide the Resignation Benefits.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)  Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)  Claims for worker’s compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)  Claims to continued participation in the Company’s group medical, dental, vision, and life insurance benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iv)  Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company or that certain Indemnification Agreement dated June 26, 2007 between Executive and the Company; and

(v)  Claims based on any right Executive may have to enforce the Company’s executory obligations under the Employment Agreement (including the right to any vested or earned compensation or benefits thereunder), the Transition Agreement or agreements related to stock awards granted to Executive by the Company.

(b)         EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)         Older Worker’s Benefit Protection Act. Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Release:

(i)  This paragraph, and this Release are written in a manner calculated to be understood by him.

(ii)  The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which he signs this Release.

(iii)  This Release provides for consideration in addition to anything of value to which he is already entitled.

(iv)  Executive has been advised to consult an attorney before signing this Release.

(v)  Executive has been granted at least twenty-one (21) days after he is presented with this Release on or after the Resignation Date to consider whether or not to sign this Release. If he executes this Release prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the consideration period.

(vi)  Executive has the right to revoke this general release within seven (7) days of signing this Release on or after the Resignation Date. In the event he does so, both this Release and the offer of benefits to him pursuant to the Employment Agreement and the Transition Agreement will be null and void in their entirety, and he will not receive any severance payments or benefits under the Employment Agreement or the Transition Agreement.

If he wishes to revoke this Release, Executive shall deliver written notice stating his or her intent to revoke this Release to the Chairman of the Compensation Committee of the Board, at the offices of the Company on or before 5:00 p.m. on the seventh (7th ) day after the date on which he signs this Release.

4.       No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive; provided, however, that this sentence shall not apply with respect to a claim challenging the validity of this general release with respect to a claim under the Age Discrimination in Employment Act, as amended.

5.       Confidential Information; Return of Company Property. Executive certifies that he shall comply with Section 5(g) of the Employment Agreement.

6.       Paragraph Headings. The headings of the several paragraphs in this Release are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

7.       Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company or the Board:

TiVo Inc.
2160 Gold Street
P.O. Box 2160
Alviso, California 95002-2160
Attention: Secretary

If to Executive:

Thomas S. Rogers, at the most recent address on file with the Company or such other address as may be provided by Executive in accordance with this Section 7.

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

8.       Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

9.       Governing Law and Venue. This Release is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Jose, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

10.       Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.       Construction. The language in all parts of this Release shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the Parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Release or any part thereof.

12.       Entire Agreement. This Release, the Transition Agreement and the Employment Agreement (to the extent in effect and, thereafter, as to those provisions that survive its termination) set forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein.

13.       Amendment. No provision of this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board.

14.       Understanding and Authority. The Parties understand and agree that all terms of this Release are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed and re-executed the foregoing Release as of the dates written below.

EXECUTIVE	TIVO, INC.

/s/ Thomas S. Rogers	/s/ Daniel Moloney
Thomas Rogers	By: Daniel Moloney
Title: Lead Independent Director
Date: November 13, 2015	Date: November 13, 2015

Date of Re-Execution:	Date of Re-Execution:
(On or after the Resignation Date)